Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 02:45 PM 11/02/2021 FILED 02:45 PM 11/02/2021 SR 20213681696 - File Number 2624514

TERMINATION OF

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF

W Technologies, Inc.

W Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.    The name of the corporation is W Technologies, Inc. The date of the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was May 16, 1996 (as amended to date, the “Certificate of Incorporation”).

2.    On September 24, 2021, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment to Certificate of Incorporation (the “Certificate of Amendment”) to change the name of the Corporation to Krypto Ventures Holdings, Inc., and the Certificate of Amendment is not yet effective.

3.    The Certificate of Amendment is hereby terminated.

4.    This Termination of Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved by the Board of Directors of the Corporation in accordance with Section 242 of the DGCL. Pursuant to Section 242 of the DGCL, the approval of the stockholders of the Corporation is not required.

5.    The effective date of this Certificate of Amendment to the Certificate of Incorporation shall be the date of its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Termination of Certificate of Amendment to be executed by its duly authorized officer this 2nd day of November, 2021.

By: /s/ Aleksandr Rubin

Name: Aleksandr Rubin

Title: Chief Executive Officer

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